DISTRIBUTION TRUST AGREEMENT

BY AND AMONG

FLYI, INC. AND ITS DEBTOR AFFILIATES

AND

ENA ADVISORS, LLC

[DATE], 200__

CHI-1578198v2

ARTICLE 1    DEFINITIONS AND INTERPRETATIONS

    1.1    Definitions

    1.2    Interpretation

ARTICLE 2    ESTABLISHMENT OF THE DISTRIBUTION TRUST

    2.1    Creation and Purposes of the Distribution Trust

    2.2    Identification of Beneficiaries

    2.3    Transfer of Initial Distribution Trust Assets

    2.4    Tax Treatment

    2.5    Distribution Trustee’s Acceptance

ARTICLE 3    TRUST ACCOUNTS

    3.1    Creation of the Trust Accounts

    3.2    Distribution Trust Expenses Account

    3.3    Priority Claims Trust Accounts

    3.4    Unsecured Claims Trust Accounts

    3.5    Undeliverable Cash Trust Accounts

    3.6    Tax Treatment

ARTICLE 4    ADMINISTRATION OF THE DISTRIBUTION TRUST

    4.1    Rights, Powers and Privileges

    4.2    Limitation on Investigations; Delivery of Documents and Related Matters

    4.3    No Personal Liability

    4.4    Dissolution of the Debtors

    4.5    Agents and Professionals

    4.6    Authentication of Documents

    4.7    Investment Guidelines

    4.8    Disputed Claims

    4.9    Trade or Business

    4.10    Court Approval of Distribution Trustee Actions

ARTICLE 5    DISTRIBUTIONS FROM THE DISTRIBUTION TRUST

    5.1    Method of Distributions to Holders of Allowed Claims

    5.2    Delivery of Distributions

    5.3    Means of Cash Payments

    5.4    Timing and Calculation of Amounts to Be Distributed

    5.5    Compensation and Reimbursement for Services Related to Distributions

    5.6    Payments Limited to Trust Accounts

    5.7    Insufficient Funds

ARTICLE 6    BENEFICIARIES

    6.1    Rights to Distributions

    6.2    Exemption From Registration

ARTICLE 7    CERTAIN RIGHTS OF THE DISTRIBUTION TRUSTEE

    7.1    Causes of Action

    7.2    Objections to Claims

    7.3    Establishment of Litigation Trusts

ARTICLE 8    THIRD PARTY RIGHTS AND LIMITATION OF LIABILITY

    8.1    Parties Dealing With the Distribution Trustee

    8.2    Limitation of Liability

    8.3    Indemnification

ARTICLE 9    SELECTION, REMOVAL AND COMPENSATION OF THE DISTRIBUTION TRUSTEE

    9.1    Initial Distribution Trustee

    9.2    Term of Service

    9.3    Removal of the Distribution Trustee

    9.4    Resignation of the Distribution Trustee

    9.5    Appointment of Successor Distribution Trustee

    9.6    Powers and Duties of Successor Distribution Trustee

    9.7    Trust Continuance

    9.8    Compensation and Costs of Administration

ARTICLE 10    MAINTENANCE OF RECORDS; REPORTING

    10.1    Books and Records

    10.2    Reports to be Filed with the Bankruptcy Court

    10.3    Compliance with Federal Securities Laws

    10.4    Tax Returns and Payments

ARTICLE 11    DURATION OF THE DISTRIBUTION TRUST

    11.1    Duration

    11.2    Termination Upon Distribution of All Distribution Trust Assets

    11.3    Termination After Five Years

    11.4    Other Termination Procedures

    11.5    No Reversions

ARTICLE 12    MISCELLANEOUS

    12.1    Limitation on Transferability

    12.2    Notices

    12.3    No Bond

    12.4    Governing Law; Submission to Jurisdiction; Service of Process

    12.5    Successors and Assigns

    12.6    No Execution

    12.7    Amendment

    12.8    Severability

CHI-1578198v2	--

DISTRIBUTION TRUST AGREEMENT

This DISTRIBUTION TRUST AGREEMENT, dated as of ___________, 200__ (this “Agreement”), is made by and among the debtors listed on the signature page hereto (collectively, the “Debtors”), and ENA Advisors, LLC, a Utah limited liability company (or any successor trustee, the “Distribution Trustee”), as Distribution Trustee under the First Amended Joint Plan of Liquidation for FLYi, Inc. and its Debtor Affiliates, dated November 21, 2006 (as the same may be amended or modified and as confirmed by the Confirmation Order, the “Plan”).

BACKGROUND

A. The trust created hereby (the “Distribution Trust”) is created pursuant to, and to effectuate, Section IV.B.3 of the Plan and constitutes the “Distribution Trust” as contemplated by the Plan.

B. The Distribution Trustee was jointly selected by the Debtors and the official committee of unsecured creditors of the Debtors appointed by the United States Trustee for the District of Delaware pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”).

C. Pursuant to the Plan, the Distribution Trust is established for the purpose of  (i) liquidating the Distribution Trust Assets, (ii) resolving certain Disputed Claims, (iii) making distributions to holders of certain Allowed Claims in accordance with the terms of the Plan, and (iv) otherwise implementing the Plan and administering the Debtors’ Estates, all as more specifically set forth in this Agreement and in accordance with the Plan.

D. The Distribution Trust is intended to be treated, in part, as a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), for the benefit of holders of Allowed Claims entitled to distributions of Pending Payments, and otherwise as one or more disputed ownership funds within the meaning of Treasury Regulations section 1.468B-9(b)(1).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Debtors and the Distribution Trustee agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.1  Definitions. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The following capitalized terms used in this Agreement have the meanings ascribed to them in this Section 1.1:

“Agreement” has the meaning set forth in the introductory paragraph above.

“Annual Receipts/Disbursements Report” means, with respect to each Estate, an unaudited report Filed with the Bankruptcy Court by the Distribution Trustee, on behalf of the Distribution Trust, within 90 days after the end of each calendar year reflecting: (a) all Distribution Trust Assets liquidated by the Distribution Trust during such calendar year; (b) all Distribution Trust Assets held by the Distribution Trust at the end of such calendar year; and (c) all Distribution Trust Assets disbursed during such calendar year, in each case itemized for the individual Trust Accounts and sub-accounts.

“Bankruptcy Case” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

“Beneficiaries” means creditors and holders of Claims against the Estates.

“Claims Report” means, with respect to each Estate, a report certified by the claims agent for such Estate setting forth: (a) a listing, as of the Effective Date, of: (i) all Allowed Administrative Claims against such Estate; (ii) all Allowed Priority Tax Claims against such Estate; (iii) all Allowed Claims against such Estate in each class of Claims under the Plan; and (iv) all Disputed Claims against such Estate; and (b) for each Claim so listed: (i) the name, address and federal taxpayer identification number or social security number (if known) of the holder thereof as of the Distribution Record Date and (ii) the Face Amount thereof, including the amount of unpaid principal and accrued interest (if known).

“Class 3A Claims” means the Claims to be satisfied solely from the FLYi Distribution Trust Assets in accordance with Section III.B.3 of the Plan.

“Class 3B Claims” means the Claims arising under the FLYi Indenture, all of which are to be satisfied solely from the FLYi Distribution Trust Assets in accordance with Section III.B.4 of the Plan.

“Class 4 Claims” means the Claims to be satisfied solely from the Independence Distribution Trust Assets in accordance with Section III.B.5 of the Plan.

“Class 5 Claims” means: (a) any Claim that would otherwise be classified as a General Unsecured Claim against FLYi (other than a Class 3B Claim) but for the fact that such Claim is Allowed in an amount equal to or less than $1,000 and (b) any Class 3A Claim with respect to which the holder has elected on its Ballot provided for voting on the Plan to reduce its Claim to $1,000 and accept treatment in Class 5.

“Class 6 Claims” means: (a) Customer Credit Claims that are not Priority Claims pursuant to the order of the Bankruptcy Court dated September 22, 2006 and the customer certification approved by such order and disseminated to the holders of Customer Credit Claims in connection with the Plan, (b) any Claim that would otherwise be classified as a General Unsecured Claim against any Debtor (other than FLYi) but for the fact that such Claim is Allowed in an amount equal to or less than $1,000 and (c) any Class 4 Claim with respect to which the holder has elected on its Ballot provided for voting on the Plan to reduce its Claim to $1,000 and accept treatment in Class 6.

“Convertible Notes” means the $125,000,000 of public convertible senior notes issued by FLYi under the FLYi Indenture, bearing an interest rate of six percent and convertible into FLYi common stock upon the occurrence of certain events.

“Creditors’ Committee” has the meaning set forth in Background Paragraph B of this Agreement.

“Current Report” means a report Filed with the Bankruptcy Court by the Distribution Trustee, on behalf of the Distribution Trust, describing developments affecting the Distribution Trust in any material respect (as determined by the Distribution Trustee in its Permitted Discretion) in reasonable detail.

“Debtors” has the meaning set forth in the introductory paragraph of this Agreement.

“Disbursing Agent” means the Distribution Trustee, in its capacity as a disbursing agent pursuant to the Plan, or any third party acting as disbursing agent at the direction of the Distribution Trustee.

“Distribution Trust Assets” means the FLYi Distribution Trust Assets and the Independence Distribution Trust Assets.

“Distribution Trust Expenses Account” means the segregated trust account to be established and maintained pursuant to Section IV.E.3 of the Plan to fund the payment of Distribution Trust Expenses.

“Distribution Trust Expenses” means any and all reasonable fees, costs and expenses incurred by the Distribution Trust, the Distribution Trustee (or any Disbursing Agent, person, Entity or professional engaged by the Distribution Trustee) or the Steering Committee on or after the Effective Date in connection with any of their duties under the Plan or this Agreement, including any administrative fees, attorneys’ fees and expenses, insurance fees, taxes and escrow expenses.

“Distribution Trust” has the meaning set forth in Background Paragraph A of this Agreement.

“Distribution Trustee” has the meaning set forth in the introductory paragraph of this Agreement.

“Face Amount” means:

(a)  when used in reference to the liquidated amount of any Claim for which a proof of Claim was Filed on or before the Bar Date (or was otherwise deemed timely Filed under applicable law), (i) the full stated amount of such Claim, or (ii) such lesser amount as determined by the Bankruptcy Court; or

(b)  when used in reference to any Claim for which a proof of Claim was not Filed on or before the Bar Date (or was not otherwise deemed timely Filed under applicable law) or in reference to the unliquidated amount of any Claim, the greatest of the following amounts: (i) the amount of the Claim acknowledged by the applicable Debtor(s) in any objection Filed to such Claim or in the Schedules as an undisputed, noncontingent and liquidated Claim; (ii) the amount estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code; and (iii) the amount established by the Distribution Trustee on behalf of the Distribution Trust following the Effective Date;

provided, however, if a Claim is an Insured Claim, then the Face Amount of such Claim shall equal the applicable deductible under the relevant insurance policy, minus any reimbursement obligations of the applicable Debtor(s) to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs) if such amount is less than the amount specified in clause (b) above; and provided, further, that the Face Amount of any Claim shall not exceed the amount of such Claim, as determined by a Final Order or a Stipulation of Amount and Nature of Claim.

“FLYi Disputed Claims Reserves” means, with respect to each of the FLYi Trust Accounts, the reserve of Cash and other FLYi Distribution Trust Assets retained in such FLYi Trust Account to satisfy Disputed Claims against the Estate of FLYi, if, as and when they are Allowed, or, to the extent such Disputed Claims are not Allowed, to satisfy Claims against the Estate of FLYi that are Allowed in accordance with the terms of the Plan.

“FLYi Distribution Trust Assets” means all assets of the Estate of FLYi, which consist solely of any Causes of Action of FLYi, fifty percent (50%) of the United Claim Settlement Proceeds and any Cash on hand, government and corporate bonds and other instruments owned by FLYi.

“FLYi Indenture” means the Indenture, dated as of February 25, 2004, by and between Atlantic Coast Airlines Holdings, Inc., n/k/a FLYi, as issuer, and U.S. Bank National Association, as trustee, together with each of its supplemental indentures and amendments.

“FLYi Priority Claims Trust Account” means the segregated trust account to be established and maintained by the Distribution Trustee pursuant to Section IV.E.1 of the Plan for the purpose of satisfying Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Allowed Secured Claims against the Estate of FLYi, in each case, solely from the FLYi Distribution Trust Assets.

“FLYi Trust Accounts” means the FLYi Priority Claims Trust Account, the FLYi Unsecured Claims Trust Account and the FLYi Undeliverable Cash Trust Account.

“FLYi Undeliverable Cash Trust Account” means the segregated trust account to be established and maintained by the Distribution Trustee pursuant to Sections IV.E.2 and VI.D.2 of the Plan to hold undeliverable Cash for the benefit of holders of Allowed Claims against the Estate of FLYi solely from the FLYi Distribution Trust Assets.

“FLYi Unsecured Claims Trust Account” means the segregated trust account to be established and maintained by the Distribution Trustee pursuant to Section IV.E.2 of the Plan for the purpose of satisfying (a) Allowed Class 3A Claims (and Class 5 Claims that would otherwise have been classified as Class 3A Claims) solely from the FLYi Distribution Trust Assets in accordance with Section III.B.3 of the Plan, and (b) Allowed Class 3B Claims solely from the FLYi Distribution Trust Assets in accordance with Section III.B.4 of the Plan.

“General Unsecured Claim” means any Claim that is not an Administrative Claim, Priority Tax Claim, Priority Claim, Secured Claim, Intercompany Claim, Penalty Claim or Class 3B Claim.

“Indemnified Parties” means, collectively, the Distribution Trustee and any directors, officers, employees, agents, professionals, principals and other representatives thereof and the members of the Steering Committee.

“Independence Disputed Claims Reserves” means, with respect to each of the Independence Trust Accounts, the reserve of Cash and other Independence Distribution Trust Assets retained in such Independence Trust Account to satisfy Disputed Claims against the Estates of the Debtors other than FLYi, if, as and when they are Allowed, or, to the extent such Disputed Claims are not Allowed, to satisfy Claims against such Estates that are Allowed in accordance with the terms of the Plan.

“Independence Distribution Trust Assets” means all assets of the Estates that are not FLYi Distribution Trust Assets.

“Independence Priority Claims Trust Account” means the segregated trust account to be established and maintained by the Distribution Trustee pursuant to Section IV.E.1 of the Plan for the purpose of satisfying Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Allowed Secured Claims against the Estates of the Debtors other than FLYi, in each case, solely from the Independence Distribution Trust Assets.

“Independence Trust Accounts” means the Independence Priority Claims Trust Account, the Independence Unsecured Claims Trust Account and the Independence Undeliverable Cash Trust Account.

“Independence Undeliverable Cash Trust Account” means the segregated trust account to be established and maintained by the Distribution Trustee pursuant to Sections IV.E.2 and VI.D.2 of the Plan to hold undeliverable Cash for the benefit of holders of Allowed Claims against the Estates of the Debtors other than FLYi solely from the Independence Distribution Trust Assets.

“Independence Unsecured Claims Trust Account” means the segregated trust account to be established and maintained by the Distribution Trustee pursuant to Section IV.E.2 of the Plan for the purpose of satisfying (a) Allowed Class 4 Claims solely from the Independence Distribution Trust Assets in accordance with Section III.B.5 of the Plan, and (b) Allowed Class 6 Claims solely from the Independence Distribution Trust Assets in accordance with Section III.B.7 of the Plan.

“Pending Payments” means identified amounts of Cash and other Distribution Trust Assets (excluding undeliverable Cash) held by the Distribution Trust for distribution or collection and distribution to holders of Allowed Claims in specific amounts as of the date the Distribution Trust receives the applicable Distribution Trust Assets.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.

“Permitted Investments” means the following investments so long as they have maturities of 90 days or less: (a) obligations issued or guaranteed by the United States or by any person controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by the United States Congress; (b) obligations issued or guaranteed by any state or political subdivision thereof rated either AA or higher, or MIG 1 or higher, by Moody’s Investors Service, Inc. or its successor or AA or higher, or an equivalent, by Standard & Poor’s Ratings Services or its successor; (c) commercial or finance paper which is rated either P-1 or higher or an equivalent by Moody’s Investors Service, Inc. or its successor or A-1 or higher or an equivalent by Standard & Poor’s Ratings Services or its successor; (d) certificates of deposit or time deposits of banks or trust companies, organized under the laws of the United States, having a minimum equity of $500,000,000; and (e) money market funds registered under the Investment Company Act of 1940, as amended, whose shares are registered under the Securities Act of 1933, as amended, which invests in securities of the type described in clause (a) above.

“Plan” has the meaning set forth in the introductory paragraph of this Agreement.

“Quarterly Receipts/Disbursements Report” means an unaudited report Filed with the Bankruptcy Court by the Distribution Trustee, on behalf of the Distribution Trust, within 45 days after the end of each of the first three calendar quarters of each calendar year reflecting: (a) all Distribution Trust Assets received by the Distribution Trust during such calendar quarter; (b) all Distribution Trust Assets held by the Distribution Trust at the end of such quarter; and (c) all Distribution Trust Assets disbursed during such calendar quarter, in each case itemized for the individual Trust Accounts and sub-accounts.

“Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, modified or supplemented.

“Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor or the Distribution Trustee and a holder of a Claim, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest.

“Trust Accounts” means the Distribution Trust Expenses Account, the FLYi Trust Accounts, the Independence Trust Accounts and any other trust account established by the Debtors or the Distribution Trustee.

“United States” or “U.S.” means the United States of America.

1.2  Interpretation.

1.2.1  Certain References. Unless the context otherwise requires: (a) all references in this Agreement to Sections or Articles are to Sections or Articles of or to this Agreement; (b) words in the singular include the plural and vice versa; and (c) the verb “will” will have a mandatory connotation, indicating the parties’ respective obligations hereunder. Whenever the words “include,”“includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All references to “$” or dollar amounts are to lawful currency of the United States.

1.2.2  Titles and Headings. Titles and headings to Sections and Articles in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.3  Inconsistencies with the Plan. In the event of any inconsistency between any provision of this Agreement, on the one hand, and any provision of the Plan, on the other hand, the provisions of the Plan will govern and control.

ARTICLE 2
ESTABLISHMENT OF THE DISTRIBUTION TRUST

2.1  Creation and Purposes of the Distribution Trust. The Debtors and the Distribution Trustee, pursuant to the Plan and in accordance with the Bankruptcy Code, hereby create a trust, which is the “Distribution Trust” contemplated by the Plan. The Distribution Trust is established for the following purposes: (a) collecting, maintaining and administering any Distribution Trust Assets for the benefit of the Beneficiaries; (b) liquidating and distributing (including objecting to Claims and determining the proper recipients and amounts of distributions to be made from the Distribution Trust) the Distribution Trust Assets for the benefit of the Beneficiaries who are determined to hold Allowed Claims as expeditiously as reasonably possible; (c) pursuing any available Causes of Action; (d) closing the Bankruptcy Cases; and (e) otherwise implementing the Plan, all in accordance with the Plan and this Agreement, and in furtherance thereof, the Distribution Trustee will have the rights, power, privileges and obligations set forth in ARTICLE 4 and elsewhere in this Agreement and the Plan. The Distribution Trust has no objective to, and will not, engage in the conduct of a trade or business and, subject to Section 11.3, will terminate upon the completion of its liquidation and distribution duties.

2.2  Identification of Beneficiaries. On the Effective Date, (a) FLYi will deliver to the Distribution Trustee the Claims Report with respect to FLYi’s Estate, and (b) Independence will deliver to the Distribution Trustee the Claims Report with respect to Estates of the Debtors other than FLYi.

2.3  Transfer of Initial Distribution Trust Assets. On the Effective Date, the Debtors will transfer to the Distribution Trust the Distribution Trust Assets, whereupon title to such Distribution Trust Assets will irrevocably vest in the Distribution Trust, free and clear of Claims, Liens and Interests.

2.4  Tax Treatment. For all U.S. federal income Tax purposes, the Debtors, the Distribution Trustee and the Beneficiaries will treat the transfer of Distribution Trust Assets to the Distribution Trust pursuant to Section 2.3 as: (a) to the extent of Pending Payments, a transfer of the Pending Payments directly from the Debtors to the holders of such Allowed Claims followed by the transfer of such Pending Payments by the holders of such Allowed Claims to the Distribution Trust in exchange for the rights to distributions from the Distribution Trust; and (b) to the extent of amounts that are not Pending Payments, as a transfer to one or more disputed ownership funds, as described in Section 3.6. Accordingly, the holders of Allowed Claims entitled to distribution of Pending Payments will be treated for federal income Tax purposes as the grantors and deemed owners of their respective shares of the Distribution Trust Assets in the amounts of the Pending Payments and any earnings thereon.

2.5  Distribution Trustee’s Acceptance. The Distribution Trustee hereby accepts the duties as trustee imposed on it by this Agreement and agrees to observe and perform such duties, on and subject to the terms and conditions set forth in this Agreement. In connection with and in furtherance of the purposes of the Distribution Trust, the Distribution Trustee hereby expressly accepts the transfer of Distribution Trust Assets to the Distribution Trust pursuant to Section 2.3, subject to the provisions of the Plan, and the Distribution Trustee hereby further expressly agrees to establish and maintain the Trust Accounts and to distribute the Distribution Trust Assets in accordance with the Plan and this Agreement.

ARTICLE 3
TRUST ACCOUNTS

3.1  Creation of the Trust Accounts. On or prior to the Effective Date, the Distribution Trustee will establish in its own name with federally insured United States banks each of the Trust Accounts.

3.2  Distribution Trust Expenses Account.

3.2.1  Initial Funding. On the Effective Date, following the transfer of Distribution Trust Assets to the Distribution Trust pursuant to Section 2.3, the Distribution Trustee will fund the Distribution Trust Expenses Account with $7,000,000 in Cash, which will consist of amounts taken ratably from each of the FLYi Trust Accounts and each of the Independence Trust Accounts.

3.2.2  Use of Funds. Except as otherwise ordered by the Bankruptcy Court, the Distribution Trustee, in its capacity as Disbursing Agent, will, in its Permitted Discretion, pay Distribution Trust Expenses from the Distribution Trust Expenses Account, without the need for further Bankruptcy Court approval. Cash in the Distribution Trust Expenses Account will also be used to pay Taxes owing in respect of any amounts included in the Distribution Trust Expenses Account in accordance with Section 10.4.

3.2.3  Subsequent Funding. If, at any time after the initial funding of the Distribution Trust Expenses Account as contemplated by Section 3.2.1, the Distribution Trustee determines, in its Permitted Discretion, that the Cash balance of the Distribution Trust Expenses Account will be insufficient to make all payments payable therefrom in accordance with the terms of the Plan and this Agreement (including any payments for indemnification pursuant to, and in accordance with, Section 8.3), the Distribution Trustee may transfer amounts ratably from each of the FLYi Unsecured Claims Trust Account and the Independence Unsecured Claims Account (to the extent Cash remains available in either such account) to the Distribution Trust Expenses Account Cash in an aggregate amount determined by the Distribution Trustee, in its Permitted Discretion, to be necessary to ensure that the Cash balance of the Distribution Trust Expenses Account will be sufficient to make all such payments. To the fullest extent possible, any transfer pursuant to this Section 3.2.3 will be accomplished in a manner intended to avoid or minimize any adverse impact on the ability to make full distributions of the Allowed amounts of General Unsecured Claims and the Allowed amounts of Class 3B Claims, each in accordance with the terms of the Plan.

3.2.4  Excess Funds. If, at any time after the initial funding of the Distribution Trust Expenses Account pursuant to Section 3.2.1, the Distribution Trustee determines that the Cash balance of the Distribution Trust Expenses Account is in excess of the amount that will be sufficient to make all payments payable therefrom in accordance with the terms of the Plan and this Agreement, the Distribution Trustee, in its Permitted Discretion, may transfer such excess Cash ratably to the FLYi Priority Claims Trust Account, the FLYi Unsecured Claims Trust Account, the Independence Priority Claims Trust Account and the Independence Unsecured Trust Claims Account.

3.3  Priority Claims Trust Accounts.

3.3.1  Initial Funding. On the Effective Date, after the initial funding of the Distribution Trust Expenses Account in accordance with Section 3.2.1, the Distribution Trustee will (a) fund the FLYi Priority Claims Trust Account with $2,695,686 in Cash from the FLYi Distribution Trust Assets, and (b) fund the Independence Priority Claims Trust Account with $50,797,586 in Cash from the Independence Distribution Trust Assets.

3.3.2  Use of Funds.

(a)  FLYi Priority Claims Trust Account. Cash in the FLYi Priority Claims Trust Account will be used by the Distribution Trustee only to (i) satisfy the Allowed amounts of Administrative Claims, Priority Tax Claims, Priority Claims and Secured Claims against the Estate of FLYi in accordance with the terms of the Plan, and (ii) pay Taxes owing in respect of any amounts included in the FLYi Priority Claims Trust Account in accordance with Section 10.4.

(b)  Independence Priority Claims Trust Account. Cash in the Independence Priority Claims Trust Account will be used by the Distribution Trustee only to (i) satisfy the Allowed amounts of Administrative Claims, Priority Tax Claims, Priority Claims and Secured Claims against the Estates of the Debtors other than FLYi in accordance with the terms of the Plan, and (ii) pay Taxes owing in respect of any amounts included in the Independence Priority Claims Trust Account in accordance with Section 10.4.

3.3.3  Subsequent Funding.

(a)  FLYi Priority Claims Trust Account. If, at any time after the initial funding of the FLYi Priority Claims Trust Account pursuant to Section 3.3.1, the Distribution Trustee determines, in its Permitted Discretion, that the Cash balance of the FLYi Priority Claims Trust Account is insufficient to make all payments payable therefrom in accordance with the terms of the Plan and this Agreement, the Distribution Trustee will transfer from the FLYi Unsecured Claims Trust Account (to the extent Cash remains available therein) to the FLYi Priority Claims Trust Account Cash in an amount determined by the Distribution Trustee, in its Permitted Discretion, to be necessary to ensure that the Cash balance of the FLYi Priority Claims Trust Account will be sufficient to make all such payments. To the fullest extent possible, any transfer pursuant to this Section 3.3.3 will be accomplished in a manner intended to avoid or minimize any adverse impact on the ability to make distributions of the Allowed amounts of General Unsecured Claims against the Estate of FLYi and the Allowed amounts of Class 3B Claims, each in accordance with the terms of the Plan.

(b)  Independence Priority Claims Trust Account. If, at any time after the initial funding of the Independence Priority Claims Trust Account pursuant to Section 3.3.1, the Distribution Trustee determines, in its Permitted Discretion, that the Cash balance of the Independence Priority Claims Trust Account is insufficient to make all payments payable therefrom in accordance with the terms of the Plan and this Agreement, the Distribution Trustee will transfer from the Independence Unsecured Claims Trust Account (to the extent Cash remains available therein) to the Independence Priority Claims Trust Account Cash in an amount determined by the Distribution Trustee, in its Permitted Discretion, to be necessary to ensure that the Cash balance of the Independence Priority Claims Trust Account will be sufficient to make all such payments. To the fullest extent possible, any transfer pursuant to this Section 3.3.3 will be accomplished in a manner intended to avoid or minimize any adverse impact on the ability to make distributions of the Allowed amounts of General Unsecured Claims against the Estates of the Debtors other than FLYi in accordance with the terms of the Plan.

3.3.4  Excess Funds.

(a)  FLYi Priority Claims Trust Account. If, at any time after the initial funding of the FLYi Priority Claims Trust Account pursuant to Section 3.3.1, the Distribution Trustee determines that the Cash balance of the FLYi Priority Claims Trust Account is in excess of the amount that will be sufficient to make all payments payable therefrom in accordance with the terms of the Plan and this Agreement, the Distribution Trustee, in its Permitted Discretion, may transfer such excess Cash to the FLYi Unsecured Claims Trust Account.

(b)  Independence Priority Claims Trust Account. If, at any time after the initial funding of the Independence Priority Claims Trust Account pursuant to Section 3.3.1, the Distribution Trustee determines that the Cash balance of the Independence Priority Claims Trust Account is in excess of the amount that will be sufficient to make all payments payable therefrom in accordance with the terms of the Plan and this Agreement, the Distribution Trustee, in its Permitted Discretion, may transfer such excess Cash to the Independence Unsecured Claims Trust Account.

3.3.5  Disputed Claims Reserves.

(a)  FLYi Priority Claims Trust Account. On the Effective Date, in connection with the initial funding of the FLYi Priority Claims Trust Account pursuant to Section 3.3.1, the Distribution Trustee will designate a portion of such initial funding as FLYi Disputed Claims Reserves in an amount sufficient to pay each holder of a Disputed Administrative Claim, Disputed Priority Tax Claim, Disputed Priority Claim and Disputed Secured Claim against the Estate of FLYi the amount such holder would be entitled to receive if such Disputed Claim were an Allowed Claim in its Face Amount. To the extent any such Disputed Claims are not subsequently Allowed, the Distribution Trustee may transfer excess Cash from the FLYi Disputed Claims Reserve to the FLYi Unsecured Claims Trust Account to satisfy Claims against the Estate of FLYi that are Allowed in accordance with the terms of the Plan. In connection with any subsequent transfers of Cash to the FLYi Priority Claims Trust Account pursuant to Section 3.3.3 or 5.2.2(b), the Distribution Trustee will, in its Permitted Discretion, designate amounts so transferred, to the extent they are not identified as Pending Payments, as FLYi Disputed Claims Reserves to be retained in such Trust Account to satisfy any Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Priority Claims or Disputed Secured Claims in accordance with the Plan, if, as and when they are Allowed or, to the extent such Disputed Claims are not Allowed, the Distribution Trustee may transfer excess Cash from the FLYi Disputed Claims Reserves to the FLYi Unsecured Claims Trust Account to satisfy Claims against the Estate of FLYi that are Allowed in accordance with the terms of the Plan.

(b)  Independence Priority Claims Trust Account. On the Effective Date, in connection with the initial funding of the Independence Priority Claims Trust Account pursuant to Section 3.3.1, the Distribution Trustee will designate a portion of such initial funding as Independence Disputed Claims Reserves in an amount sufficient to pay each holder of a Disputed Administrative Claim, Disputed Priority Tax Claim, Disputed Priority Claim and Disputed Secured Claim against the Estates of the Debtors other than FLYi the amount such holder would be entitled to receive if such Disputed Claim were an Allowed Claim in its Face Amount. To the extent any such Disputed Claims are not subsequently Allowed, the Distribution Trustee may transfer excess Cash from the Independence Disputed Claims Reserves to the Independence Unsecured Claims Trust Account to satisfy Claims against the Estates of the Debtors other than FLYi that are Allowed in accordance with the terms of the Plan. In connection with any subsequent transfers of Cash to the Independence Priority Claims Trust Account pursuant to Section 3.3.3 or 5.2.2(b), the Distribution Trustee will, in its Permitted Discretion, designate amounts so transferred, to the extent they are not identified as Pending Payments, as Independence Disputed Claims Reserves to be retained in such Trust Account to satisfy any Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Priority Claims or Disputed Secured Claims in accordance with the Plan, if, as and when they are Allowed or, to the extent such Disputed Claims are not Allowed, the Distribution Trustee may transfer excess Cash from the Independence Disputed Claims Reserves to the Independence Unsecured Claims Trust Account to satisfy Claims against the Estates of the Debtors other than FLYi that are Allowed in accordance with the terms of the Plan.

3.4  Unsecured Claims Trust Accounts.

3.4.1  Funding.

(a)  On the Effective Date, after the initial funding of the Distribution Trust Expenses Account in accordance with Section 3.2.1 and the initial funding of the FLYi Priority Claims Trust Account and the Independence Priority Claims Trust Account in accordance with Section 3.3.1, the Distribution Trustee will (i) fund the FLYi Unsecured Claims Trust Account with the remainder of the Cash portion of the FLYi Distribution Trust Assets, and (ii) fund the Independence Unsecured Claims Trust Account with the remainder of the Cash portion of the Independence Distribution Trust Assets.

(b)  From and after the Effective Date, and in addition to any funding that may result from the application of Section 3.2.4 or 3.3.4, the Distribution Trustee will

(i) fund the FLYi Unsecured Claims Trust Account with the net Cash proceeds from the liquidation of any FLYi Distribution Trust Assets, and (ii) fund the Independence Unsecured Claims Trust Account with the net Cash proceeds from the liquidation of any Independence Distribution Trust Assets.

3.4.2  Use of Funds.

(a)  FLYi Unsecured Claims Trust Account. Cash in the FLYi Unsecured Claims Trust Account will be used by the Distribution Trustee only to (i) fund the Distribution Trust Expense Account and the FLYi Priority Claims Trust Account, as contemplated by Sections 3.2.3 and 3.3.3, respectively, (ii) satisfy Allowed General Unsecured Claims against the Estate of FLYi and all Allowed Class 3B Claims, each in accordance with the terms of the Plan, and (iii) pay Taxes owing in respect of any amounts included in the FLYi Unsecured Claims Trust Account in accordance with Section 10.4.

(b)  Independence Unsecured Claims Trust Account. Cash in the Independence Unsecured Claims Trust Account will be used by the Distribution Trustee only to (i) fund the Distribution Trust Expense Account and the Independence Priority Claims Trust Account, as contemplated by Sections 3.2.3 and 3.3.3, respectively, (ii) satisfy Allowed General Unsecured Claims against the Estates of the Debtors other than FLYi in accordance with the terms of the Plan, and (iii) pay Taxes owing in respect of any amounts included in the Independence Unsecured Claims Trust Account in accordance with Section 10.4.

3.4.3  Disputed Claims Reserves.

(a)  Initial Funding; Subsequent Funding From Other Trust Accounts.

(i)  In connection with the initial funding of the FLYi Unsecured Claims Trust Account pursuant to Section 3.4.1, the Distribution Trustee will designate a portion of such initial funding as FLYi Disputed Claims Reserves in an amount sufficient to pay each holder of a Disputed General Unsecured Claim against the Estate of FLYi and each holder of a Disputed Class 3B Claim the amount such holder would be entitled to receive if such Disputed Claim were an Allowed Claim in its Face Amount. To the extent any such Disputed Claims are not subsequently Allowed, the amount of such Disputed Claims will be retained in such Trust Account to satisfy Claims against the Estate of FLYi that are Allowed in accordance with the terms of the Plan. In connection with any subsequent transfers of Cash to the FLYi Unsecured Claims Trust Account pursuant to Section 3.2.4, 3.3.4, 3.4.3 or 5.2.2(b), the Distribution Trustee will, in its Permitted Discretion, designate amounts so transferred, to the extent they are not identified as Pending Payments, as FLYi Disputed Claims Reserves to satisfy the Disputed General Unsecured Claims against the Estate of FLYi and the Disputed Class 3B Claims, each in accordance with the terms of the Plan, if, as and when they are Allowed or, to the extent such Disputed Claims are not Allowed, to satisfy Claims against the Estate of FLYi that are Allowed in accordance with the terms of the Plan.

(ii)  In connection with the initial funding of the Independence Unsecured Claims Trust Account pursuant to Section 3.4.1, the Distribution Trustee will designate a portion of such initial funding as Independence Disputed Claims Reserves in an amount sufficient to pay each holder of a Disputed General Unsecured Claim against the Estates of the Debtors other than FLYi the amount such holder would be entitled to receive if such Disputed Claim were an Allowed Claim in its Face Amount. To the extent any such Disputed Claims are not subsequently Allowed, the amount of such Disputed Claims will be retained in such Trust Account to satisfy Claims against the Estates of the Debtors other than FLYi that are Allowed in accordance with the terms of the Plan. In connection with any subsequent transfers of Cash to the Independence Unsecured Claims Trust Account pursuant to Section 3.2.4, 3.3.4, 3.4.3 or 5.2.2(b), the Distribution Trustee will, in its Permitted Discretion, designate amounts so transferred, to the extent they are not identified as Pending Payments, as Independence Disputed Claims Reserves to satisfy the Disputed General Unsecured Claims against the Estates of the Debtors other than FLYi in accordance with the terms of the Plan, if, as and when they are Allowed or, to the extent such Disputed Claims are not Allowed, to satisfy Claims against the Estates of the Debtors other than FLYi that are Allowed in accordance with the terms of the Plan.

(b)  Deposit of New Cash Following the Effective Date. Any Cash that becomes available to the Distribution Trust following the Effective Date, including as a result of the receipt of any income or interest generated by the investment of Cash held in the FLYi Unsecured Claims Trust Account or the Independence Claims Trust Account, will be deposited in the FLYi Unsecured Claims Trust Account or the Independence Claims Trust Account, as applicable.

3.5  Undeliverable Cash Trust Accounts.

3.5.1  FLYi Undeliverable Cash Trust Account. After the Effective Date, if any distribution to a holder of an Allowed Claim against the Estate of FLYi is returned to the Distribution Trustee as undeliverable, the Distribution Trustee will deposit the undeliverable Cash in the FLYi Undeliverable Cash Trust Account. The Distribution Trustee will hold such funds, in a book-entry sub-account in the FLYi Undeliverable Cash Trust Account, for the benefit of such holder. Until such holder notifies the Distribution Trustee in writing of its then-current address, as contemplated by Section 5.2.2, no attempt will be made to deliver subsequent distributions to such holder and any such distributions that such holder would otherwise be entitled to receive will instead be transferred from the appropriate FLYi Trust Account to the FLYi Undeliverable Cash Trust Account and credited to such book-entry sub-account. All Cash held in such book-entry sub-account for the benefit of such holder will be invested by the Distribution Trustee in a manner consistent with the investment and deposit guidelines set forth in this Agreement. Any income or interest generated from such investment activities will be held in such book-entry sub-account for the benefit of such holder until such holder notifies the Distribution Trustee in writing of its then-current address as contemplated by Section 5.2.2. Subject to Section 5.2.2(b), when such holder notifies the Distribution Trustee in writing of its then-current address as contemplated by Section 5.2.2, the Distribution Trustee will deliver to such holder all Cash contained in such book-entry sub-account (net of provision for Taxes owing in respect of amounts included in such book-entry sub-account in accordance with Section 10.4). In the event such holder’s right to assert a claim for undeliverable distributions is forfeited as contemplated by Section 5.2.2(b), all Cash contained in such book-entry sub-account will be transferred from the FLYi Undeliverable Cash Trust Account to the appropriate FLYi Trust Account for redistribution to holders of Allowed Claims entitled to distributions therefrom.

3.5.2  Independence Undeliverable Cash Trust Account. After the Effective Date, if any distribution to a holder of an Allowed Claim against the Estates of the Debtors other than FLYi is returned to the Distribution Trustee as undeliverable, the Distribution Trustee will deposit the undeliverable Cash in the Independence Undeliverable Cash Trust Account. The Distribution Trustee will hold such funds, in a book-entry sub-account in the Independence Undeliverable Cash Trust Account, for the benefit of such holder. Until such holder notifies the Distribution Trustee in writing of its then-current address, as contemplated by Section 5.2.2, no attempt will be made to deliver subsequent distributions to such holder and any such distributions that such holder would otherwise be entitled to receive will instead be transferred from the appropriate Independence Trust Account to the Independence Undeliverable Cash Trust Account and credited to such book-entry sub-account. All Cash held in such book-entry sub-account for the benefit of such holder will be invested by the Distribution Trustee in a manner consistent with the investment and deposit guidelines set forth in this Agreement. Any income or interest generated from such investment activities will be held in such book-entry sub-account for the benefit of such holder until such holder notifies the Distribution Trustee in writing of its then-current address as contemplated by Section 5.2.2. Subject to Section 5.2.2(b), when such holder notifies the Distribution Trustee in writing of its then-current address as contemplated by Section 5.2.2, the Distribution Trustee will deliver to such holder all Cash contained in such book-entry sub-account (net of provision for Taxes owing in respect of amounts included in such book-entry sub-account in accordance with Section 10.4). In the event such holder’s right to assert a claim for undeliverable distributions is forfeited as contemplated by Section 5.2.2(b), all Cash contained in such book-entry sub-account will be transferred from the Independence Undeliverable Cash Trust Account to the appropriate Independence Trust Account for redistribution to holders of Allowed Claims entitled to distributions therefrom.

3.6  Tax Treatment. The Distribution Trust (which consists of the various Trust Accounts) is intended to be treated for U.S. federal income Tax purposes, in part, as a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), for the benefit of holders of Allowed Claims entitled to distributions of Pending Payments, and otherwise as one or more disputed ownership funds within the meaning of Treasury Regulations section 1.468B-9(b)(1). The Distribution Trustee will act as the “administrator,” within the meaning of Treasury Regulations section 1.468B-9(b)(2), of such funds. The FLYi Disputed Claims Reserves and the Independence Disputed Claims Reserves will be subject to the continuing jurisdiction of the Bankruptcy Court, and, as a result, no money or property can be paid or distributed from the FLYi Disputed Claims Reserves or the Independence Disputed Claims Reserves to, or on behalf of, a “claimant” or the “transferor” (as such terms are defined in Treasury Regulations sections 1.468B-9(b)(3) and 1.468B-9(b)(7), respectively) except if, as and when Claims become Allowed Claims (or Distribution Trust Expenses) pursuant to the procedures for allowing Claims (or incurring and paying Distribution Trust Expenses) and making distributions prescribed in the Plan.

ARTICLE 4
ADMINISTRATION OF THE DISTRIBUTION TRUST

4.1  Rights, Powers and Privileges. The Distribution Trustee will have only the rights, powers and privileges to act on behalf of the Distribution Trust expressly provided in the Plan and this Agreement and as provided by law in the event that the Plan or this Agreement does not reference any such right, power or privilege. Unless otherwise expressly limited or restricted by the Plan or this Agreement, so long as such actions are, in the Distribution Trustee’s reasonable judgment, necessary to manage the affairs of the Distribution Trust and safeguard the interest of the Beneficiaries, the Distribution Trustee will have the right, power, privilege and obligation, to:

(a)  effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan;

(b)  establish, maintain and administer the Trust Accounts and, if necessary, any additional trust accounts (including paying all Distribution Trust Expenses using the Distribution Trust Expenses Account), and determine the manner of ascertainment of income and principal of the assets in the Distribution Trust, and the apportionment of income and principal among such assets;

(c)  accept, preserve, receive, collect, manage, invest, supervise, prosecute, settle and protect the Distribution Trust Assets (directly or through one or more third party Disbursing Agents), each in accordance with the Plan and this Agreement;

(d)  sell, liquidate, transfer, distribute or otherwise dispose of the Distribution Trust Assets (directly or through a Third Party Disbursing Agent) or any part thereof or any interest therein upon such terms as the Distribution Trustee determines to be necessary, appropriate or desirable, pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan, and otherwise consistent with the terms of the Plan;

(e)  calculate and make distributions of the Distribution Trust Assets to holders of Allowed Claims pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan;

(f)  subject to Section 7.2, review, reconcile, compromise, settle, prosecute or object to Disputed Claims and resolve any such objections as set forth in the Plan and this Agreement;

(g)  investigate and pursue Causes of Action as contemplated by Section 4.2, and raise defenses in connection with any actions or claims adverse to the Distribution Trust and, in connection therewith, establish, maintain and administer any litigation or similar trusts and related accounts, in each case, as the Distribution Trustee determines, in its Permitted Discretion, to be necessary, appropriate or desirable;

(h)  retain and compensate, without further order of the Bankruptcy Court, the services of professionals or other persons or entities (including professionals, persons or entities already retained by the Estates) to represent, advise and assist the Distribution Trustee in the fulfillment of its responsibilities in connection with the Plan and this Agreement, all as it determines, in its Permitted Discretion, to be necessary, appropriate or desirable;

(i)  file appropriate Tax returns and other reports on behalf of the Distribution Trust and the Debtors and pay Taxes or other obligations owed by the Distribution Trust and the Debtors;

(j)  enforce, waive, assign or release rights, powers, privileges and immunities of any kind of the Debtors, except to the extent expressly limited by, or otherwise contrary to its duties established by, the Plan or this Agreement, as the Distribution Trustee determines, in its Permitted Discretion, to be necessary, appropriate or desirable;

(k)  take such actions as are necessary, appropriate or desirable to cause the transfer of any attorney-client privilege, work-product privilege or other privilege or immunity of the Debtors attaching to any documents or communications (whether written or oral) to the Distribution Trust (which privileges and immunities are intended to be transferred to the Distribution Trust);

(l)  purchase insurance with such coverage and limits as it determines, in its Permitted Discretion, to be necessary, appropriate or desirable (including insurance covering the Indemnified Parties for liabilities incurred in connection with the performance of duties under the Plan and this Agreement);

(m)  appear and participate in any proceeding before the Bankruptcy Court with respect to any matter regarding or relating to the Plan, this Agreement, the Distribution Trust, the Distribution Trust Assets or the Debtors;

(n)  sue, defend and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding relating to the Plan, this Agreement, the Distribution Trust, the Distribution Trust Assets or the Debtors and, in connection therewith, establish, maintain and administer any litigation or similar trusts and related accounts, in each case, as the Distribution Trustee determines, in its Permitted Discretion, to be necessary, appropriate or desirable;

(o)  take such actions as are necessary or appropriate to close or dismiss any or all of the Bankruptcy Cases;

(p)  comply with the Plan and exercise its rights and fulfill its obligations thereunder, including, without limitation, (i) any undertaking to perform any obligation of the Distribution Trustee and the Debtors provided for or required by the Plan, including production of documents and providing of testimony, with respect to any investigation, subpoena or inquiry into the Debtors or the Debtors’ financial affairs, and (ii) the execution, delivery and performance of such other agreements and documents or the exercise of such other powers and duties as the Distribution Trustee determines, in its Permitted Discretion, to be necessary, appropriate or desirable to accomplish and implement the purposes and provisions of the Distribution Trust as set forth in the Plan and this Agreement;

(q)  exercise such further powers as the Distribution Trustee reasonably deems to be necessary and proper to implement the provisions of the Plan and this Agreement; and

(r)  dissolve the Distribution Trust in accordance with the terms of the Plan and this Agreement.

4.2  Limitation on Investigations; Delivery of Documents and Related Matters. The Distribution Trustee will have no obligation to investigate or to determine the existence of any Distribution Trust Asset. If, however, the Distribution Trustee becomes aware of a potential Cause of Action with apparent value to the Distribution Trust, it will take such reasonable steps as it determines, in its Permitted Discretion, to be appropriate, and such other steps as the Steering Committee may direct, to investigate and pursue such Cause of Action. The Distribution Trustee may reasonably rely upon any document or record that the Debtors deliver to it and will be protected in acting or refraining from acting on any such document based upon such reasonable reliance.

4.3  No Personal Liability. None of the provisions in the Plan or this Agreement will be construed to require the Distribution Trustee to expend or risk its own funds or otherwise incur personal liability in the performance of its duties or in the reasonable exercise of its rights, powers and privileges hereunder. Notwithstanding the foregoing, nothing in this Section 4.3 will relieve the Distribution Trustee of any liability for any action or omission resulting from fraud, willful misconduct or gross negligence.

4.4  Dissolution of the Debtors. Notwithstanding anything to the contrary in this Agreement, the Distribution Trustee will take all such actions (including making necessary filings) and pay all such amounts (using funds available in the Distribution Trust Expenses Account) as are necessary, appropriate or desirable to complete the dissolution of the Debtors in accordance with Article IV.B.1 of the Plan and applicable state law as expeditiously as possible.

4.5  Agents and Professionals. Except as otherwise provided in the Plan or this Agreement: (a) the Distribution Trustee may consult with independent legal counsel to be selected by it and the advice or opinion of such counsel will be full and complete personal protection to the Distribution Trustee and agents of the Distribution Trustee in respect of any action taken or suffered by it in good faith and in reliance on, or in accordance with, such advice or opinion; and (b) persons (including any professionals retained by the Distribution Trustee) dealing with the Distribution Trustee will look only to the Distribution Trust Assets to satisfy any liability incurred by the Distribution Trustee to such person in carrying out the terms of the Plan or this Agreement, and (subject to Section 8.2 with respect to liabilities resulting from the Distribution Trustee’s fraud, willful misconduct or gross negligence) the Distribution Trustee will have no personal or individual obligation to satisfy any such liability.

4.6  Authentication of Documents. The Distribution Trustee will not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and will be held harmless and will be fully indemnified (pursuant to Section 8.3) by the Distribution Trust in acting upon any document believed by it to be genuine and delivered by the proper party or parties.

4.7  Investment Guidelines. The Distribution Trustee will invest the Distribution Trust Assets only in Permitted Investments; provided, however, that, notwithstanding anything to the contrary in this Agreement, the scope of any such Permitted Investments will be limited to include only those investments that a liquidating trust, within the meaning of Treasury Regulations section 301.7701-4(d) and Internal Revenue Service Revenue Procedure 94-45 may be permitted to hold, pursuant to any amendment or addition to the Internal Revenue Code or to the Treasury Regulations, or any modification in Internal Revenue Service guidelines whether set forth in Internal Revenue Service rulings, other Internal Revenue Service pronouncements or otherwise. Such investments will mature in such amounts and at such times as, in the Permitted Discretion of the Distribution Trustee at the times such investments are made, are necessary, appropriate or desirable with a view to providing funds when needed to make payments from the Distribution Trust Assets. Notwithstanding the foregoing, if the Distribution Trustee determines, in its Permitted Discretion, that the administrative costs associated with such investment will exceed the return on such investment, it may direct that such Cash not be invested. The Beneficiaries entitled to receive Pending Payments will be responsible for reporting their respective share of the income on investments of such amounts in the Trust Accounts and paying the applicable Taxes thereon in accordance with Section 10.4.2. The Distribution Trustee will be responsible for reporting all other income in each of the Trust Accounts and paying any applicable Taxes thereon in accordance with Section 10.4.3. The Distribution Trustee will be under no liability to accrue interest or produce income on any monies received by it hereunder and held for distribution or payment to the Beneficiaries, except as such interest is actually received by the Distribution Trustee.

4.8  Disputed Claims. Notwithstanding anything to the contrary in the Plan or this Agreement, no payments or distributions will be made on account of a Disputed Claim unless and until such Claim becomes an Allowed Claim. A holder of a Disputed Claim that ultimately becomes an Allowed Claim will have recourse only to the undistributed Cash held in the FLYi Disputed Claims Reserves or Independence Disputed Claims Reserves of the applicable Trust Account (net of Taxes on such Disputed Claims Reserves) for the satisfaction of such Allowed Claim and not to any other Trust Account or any assets previously distributed on account of any Allowed Claim.

4.9  Trade or Business. The Distribution Trustee will not at any time, on behalf of the Distribution Trust or the Beneficiaries, operate as a business entity within the meaning of Treasury Regulations section 301.7701-2, or engage in any trade or business as proscribed by Treasury Regulations section 301.7701-4(d), and the Distribution Trustee will not use or dispose of any part of the Distribution Trust Assets in furtherance of any trade or business. Notwithstanding the foregoing, the Distribution Trustee will not be prohibited from engaging in any trade or business for its own account, provided that such activity does not interfere with the Distribution Trustee’s administration of the Distribution Trust.

4.10  Court Approval of Distribution Trustee Actions.

4.10.1  Court Approval Generally Not Required. Except as otherwise provided in the Plan or this Agreement, the Distribution Trustee will not be required to obtain the order or approval of the Bankruptcy Court or any other court of competent jurisdiction in, or account to the Bankruptcy Court or any other court of competent jurisdiction for, the exercise of any right, power or privilege conferred hereunder.

4.10.2  Right to Seek Court Approval. Notwithstanding the foregoing, where the Distribution Trustee determines, in its Permitted Discretion, that it is necessary, appropriate or desirable, the Distribution Trustee will have the right to submit to the Bankruptcy Court or any other court of competent jurisdiction any question or questions regarding any specific action proposed to be taken by the Distribution Trustee with respect to the Plan, this Agreement, the Distribution Trust, the Distribution Trust Assets or the Debtors, including the administration and distribution of the Distribution Trust Assets. Pursuant to the Plan, the Bankruptcy Court has retained jurisdiction for such purposes and may approve or disapprove any such proposed action upon motion by the Distribution Trustee.

4.10.3  Court Direction Absent Express Procedures. For the avoidance of doubt, in the event that this Agreement does not expressly establish procedures governing the obligations of the Distribution Trustee established by the Plan or this Agreement, the Distribution Trustee will be entitled to seek and will take direction from the Bankruptcy Court or any other court of competent jurisdiction with respect to the fulfillment of such obligations, including management of the Distribution Trust Assets, the creation of reserves, the distribution of Distribution Trust Assets to satisfy Claims and the recognition of Beneficiaries.

4.10.4  No Liability. The Distribution Trustee will have no liability for taking any action approved by the Bankruptcy Court or any other court of competent jurisdiction or for otherwise complying with an order of the Bankruptcy Court or any other court of competent jurisdiction.

ARTICLE 5
DISTRIBUTIONS FROM THE DISTRIBUTION TRUST

5.1  Method of Distributions to Holders of Allowed Claims. The Distribution Trustee will make all distributions of Cash and net proceeds of other Distribution Trust Assets required under the Plan. The Distribution Trustee will serve without bond and may employ or contract with other entities to assist in or make the distributions required by the Plan and this Agreement. Unless the context otherwise requires, all references to the Distribution Trustee contained in this ARTICLE 5 will be deemed to be references to the Distribution Trustee in its capacity as Disbursing Agent and, in the event it employs or contracts with one or more other entities to assist in or make the distributions required by the Plan and this Agreement as contemplated by the immediately preceding sentence, to any such third party Disbursing Agent in its capacity as such. Notwithstanding anything to the contrary in this Agreement, the Distribution Trustee itself will act as the Disbursing Agent for the Distribution Trust Expenses Account.

5.2  Delivery of Distributions.

5.2.1  Generally. Except as otherwise provided in the Plan, distributions in respect of Allowed Claims will be made to holders of such Claims as of the Distribution Record Date at the addresses set forth in the applicable Claims Report. Prior to making any distribution to a Beneficiary, the Distribution Trustee may request written notification of the Beneficiary’s federal taxpayer identification number or social security number if the Distribution Trustee determines, in its Permitted Discretion, that such information (a) is necessary to fulfill its Tax reporting and withholding obligations and (b) has not been provided in the applicable Claims Report or otherwise. The Distribution Trustee, in its Permitted Discretion, may suspend distributions to any Beneficiary that has not provided its federal taxpayer identification number or social security number, as the case may be, after a request is made pursuant to and in accordance with the terms of this Section 5.2. In addition to the foregoing, as a condition precedent to receiving any distribution on account of an Allowed Claim evidenced by any instruments or securities canceled pursuant to Section IV.I of the Plan, the holder of such Claim must tender, as specified in Section VI.H of the Plan, the applicable instruments or securities evidencing such Claim to the Distribution Trustee, together with any letter of transmittal required by the Distribution Trustee. Pending any such surrender, any distributions on account of any such Claim will be treated as undeliverable and held in accordance with Section 5.2.2.

5.2.2  Undeliverable Distributions.

(a)  No Further Attempts At Delivery. If any distribution to a holder of an Allowed Claim is returned to the Distribution Trustee as undeliverable, then unless and until the Distribution Trustee is notified in writing of such holder’s then-current address:

(i) subject to Section 5.2.2(b), such undeliverable distribution will remain in the possession of the Distribution Trustee as provided in Section 3.5 and no further attempt will be made to deliver such distribution and (ii) no attempt will be made to deliver subsequent distributions to such holder and any such distributions that such holder would otherwise be entitled to receive will instead be treated as provided in Section 3.5.

(b)  Forfeiture and Redistribution. Any holder of an Allowed Claim that does not assert a claim for an undeliverable distribution by delivering to the Distribution Trustee a written notice setting forth such holder’s then-current address within 180 days after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to the holder will have its claim for undeliverable distributions discharged and will be forever barred from asserting such claim or any claim for subsequent distributions against the Debtors, the Distribution Trustee or the property of any of them, including the Trust Accounts, whereupon all Cash contained in the book-entry sub-account in the FLYi Undeliverable Cash Trust Account or the Independence Undeliverable Trust Account, as applicable, created for the benefit of such holder will be transferred to the FLYi Priority Claims Trust Account, FLYi Unsecured Claims Trust Account, Independence Priority Claims Trust Account or Independence Unsecured Claims Trust Account, as applicable, for redistribution to holders of Allowed Claims entitled to distributions therefrom. For purposes of any such redistribution, each Allowed Claim in respect of which a claim for undeliverable distributions has been discharged as contemplated by this Section 5.2.2(b) will be deemed disallowed in its entirety.

(c)  No Requirement to Attempt to Locate Holders. Nothing contained in the Plan will require the Debtors or the Distribution Trustee to attempt to locate any holder of an Allowed Claim.

5.2.3  Annual Distributions of Net Income. The Distribution Trustee will distribute at least annually to the Beneficiaries (as such may have been determined at such time) the net income of the Distribution Trust (net of any payment of or provisions for Taxes), except for amounts retained as reasonably necessary to maintain the value of the Distribution Trust Assets, to pay Distribution Trust Expenses or to meet claims and contingent liabilities (including Disputed Claims).

5.3  Means of Cash Payments. Except as otherwise provided in the Plan or this Agreement, Cash payments made pursuant to the Plan will be in United States currency by checks drawn on the applicable Trust Accounts or, at the option of the Distribution Trustee, by wire transfer from a domestic bank; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of the Distribution Trustee, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. If a check included in a distribution to a holder of an Allowed General Unsecured Claim or to the indenture trustee under the FLYi Indenture for the benefit of holders of Allowed Class 3B Claims is not cashed within 180 days of the issuance thereof, the Distribution Trustee will void such check and such distribution will be treated as undeliverable in accordance with Section 5.2.2(a).

5.4  Timing and Calculation of Amounts to Be Distributed.

5.4.1  Administrative Claims, Priority Tax Claims, Priority Claims and Secured Claims.

(a)  Claims Against the Estate of FLYi. On or as promptly as practicable after the Effective Date, the Distribution Trustee will make distributions to holders of Administrative Claims, Priority Tax Claims, Priority Claims and Secured Claims against the Estate of FLYi that are Allowed as of the Effective Date. On or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will make distributions to holders of Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Priority Claims and Disputed Secured Claims against the Estate of FLYi that have become Allowed Claims during the immediately preceding calendar quarter.

(b)  Claims Against the Estates of the Other Debtors. On or as promptly as practicable after the Effective Date, the Distribution Trustee will make distributions to holders of Administrative Claims, Priority Tax Claims, Priority Claims and Secured Claims against the Estates of the Debtors other than FLYi that are Allowed as of the Effective Date. On or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will make distributions to holders of Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Priority Claims and Disputed Secured Claims against the Estates of the Debtors other than FLYi that have become Allowed Claims during the immediately preceding calendar quarter.

5.4.2  Class 3A and 3B Claims.

(a)  On or as promptly as practicable after the Effective Date, the Distribution Trustee will make distributions to holders of Class 3A Claims and Class 3B Claims that are Allowed as of the Effective Date in accordance with Sections III.B.3 and III.B.4 of the Plan, respectively; provided that the amount of such distributions will be calculated as if each Disputed Class 3A Claim and each Disputed Class 3B Claim was an Allowed Class 3A Claim or Allowed Class 3B Claim, as applicable, for its Face Amount under the Plan as of the Effective Date.

(b)  On or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will distribute to each holder of a Disputed Class 3A Claim or Disputed Class 3B Claim that has become an Allowed Class 3A Claim or an Allowed Class 3B Claim, as applicable, during the immediately preceding calendar quarter a distribution from the FLYi Unsecured Claims Trust Account (net of provision for Taxes payable in accordance with Section 10.4) in an amount equal to: (i) the amount of Cash that such holder would have been entitled to receive pursuant to the Plan if such Claim and each other Class 3A Claim and Class 3B Claim allowed prior to such Quarterly Distribution Date had been an Allowed Class 3A Claim or Allowed Class 3B Claim as of the Effective Date (with such amount to be calculated in the manner provided in Section 5.4.2(a)), minus (ii) the aggregate amount of Cash previously distributed on account of such Claim. In the event of the disallowance of a Disputed Class 3A Claim or Disputed Class 3B Claim, any amounts held in respect thereof will be released from the FLYi Disputed Claims Reserves of the FLYi Unsecured Claims Trust Account for distribution as set forth in this Section 5.4.2.

5.4.3  Class 4 Claims.

(a)  On or as promptly as practicable after the Effective Date, the Distribution Trustee will make distributions to holders of Class 4 Claims that are Allowed as of the Effective Date in accordance with Section III.B.5 of the Plan; provided that the amount of such distributions will be calculated as if each Disputed Class 4 Claim were an Allowed Class 4 Claim for its Face Amount under the Plan as of the Effective Date.

(b)  On or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will distribute to each holder of a Disputed Class 4 Claim that has become an Allowed Class 4 Claim during the immediately preceding calendar quarter a distribution from the Independence Unsecured Claims Trust Account (net of provision for Taxes payable in accordance with Section 10.4) in an amount equal to: (i) the amount of Cash that such holder would have been entitled to receive pursuant to the Plan if such Claim and each other Class 4 Claim allowed prior to such Quarterly Distribution Date had been an Allowed Class 4 Claim as of the Effective Date (with such amount to be calculated in the manner provided in Section 5.4.3(a)), minus (ii) the aggregate amount of Cash previously distributed on account of such Claim. In the event of the disallowance of a Disputed Class 4 Claim, any amounts held in respect thereof will be released from the Independence Disputed Claims Reserves of the Independence Unsecured Claims Trust Account for distribution as set forth in this Section 5.4.3.

5.4.4  Allowed Class 5 Claims. On or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will distribute to each holder of a Class 5 Claim that has become an Allowed Class 5 Claim during the immediately preceding calendar quarter a Cash distribution from the FLYi Unsecured Claims Trust Account (net of provision for Taxes payable in accordance with Section 10.4) in an amount equal to 10.3% of the Allowed amount of such Claim (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section II.6 of the Plan). After receiving such amount, a holder of an Allowed Class 5 Claim will not be entitled to any further distribution of Distribution Trust Assets on account of such Claim.

5.4.5  Allowed Class 6 Claims. On or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will distribute to each holder of a Class 6 Claim that has become an Allowed Class 6 Claim during the immediately preceding calendar quarter a Cash distribution from the Independence Unsecured Claims Trust Account (net of provision for Taxes payable in accordance with Section 10.4) in an amount equal to 19.5% of the Allowed amount of such Claim (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section II.7 of the Plan). After receiving such amount, a holder of an Allowed Class 6 Claim will not be entitled to any further distribution of Distribution Trust Assets on account of such Claim.

5.4.6  Postponed and De Minimis Distributions. Notwithstanding anything to the contrary in this Agreement, if the Distribution Trustee determines, with the consent of the Steering Committee, that the amount of any quarterly distribution is too small to justify the administrative costs associated with such distribution, the Distribution Trustee may (a) postpone such quarterly distribution until the next Quarterly Distribution Date, or (b) if quarterly distributions have been previously postponed with respect to two or more Quarterly Distribution Dates and the Distribution Trustee determines, with the consent of the Steering Committee, that the amount of Distribution Assets will not increase to an amount that justifies the administrative costs associated with making any future distributions, the Distribution Trustee may contribute all remaining Distribution Trust Assets to a charitable organization that is exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code and that is selected by the Bankruptcy Court or the Steering Committee. The Distribution Trustee will have no obligation to notify Beneficiaries if any quarterly distribution is postponed pursuant to clause (a) of the preceding sentence; however, the Distribution Trustee will provide reasonable notice to the Beneficiaries (which may be by publication) if distributions will cease due to a contribution made pursuant to clause (b) of such sentence. In addition, the Distribution Trustee will not be required to distribute Cash to the holder of an Allowed General Unsecured Claim or to the indenture trustee under the FLYi Indenture on behalf of the holders of Allowed Class 3B Claims if the amount of Cash to be distributed on account of such Claim or Claims is less than $5 in the aggregate. In such event, the Claim or Claims for such distribution shall be deemed satisfied, waived and released and the claimant or the indenture trustee under the FLYi Indenture, as the case may be, will be forever barred from asserting any such Claim against the Debtors, the Distribution Trustee or the property of any of them, including the Trust Accounts. Any Cash not distributed with respect to Allowed General Unsecured Claims or Allowed Class 3B Claims as a result of this Section 5.4.6 will be retained in the FLYi Unsecured Claims Trust Account or the Independence Unsecured Claims Trust Account, as applicable, for redistribution to other holders of Allowed General Unsecured Claims and Allowed Class 3B Claims entitled to distributions from such account.

5.4.7  Compliance with Tax Requirements. To the extent applicable, the Distribution Trustee will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Distribution Trustee will be authorized to take any actions that it determines, in its Permitted Discretion, to be necessary, appropriate or desirable to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan or this Agreement, each entity receiving a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

5.4.8  Setoffs. Except with respect to claims of a Debtor expressly released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Distribution Trustee may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the Causes of Action of any nature that the applicable Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor of any Causes of Action that the Debtor or Debtors may possess against such a Claim holder, which are preserved under the Plan. To the extent that the Distribution Trustee reduces the distribution on account of an Allowed Claim as a result of a right of setoff by the Distribution Trustee, the Distribution Trustee will not release Disputed Claims Reserves held on account of the portion of the Allowed Claim for which the setoff has been made for a period of 60 days after the date the distribution is made. If the Distribution Trustee receives during that 60-day period a written notice from the holder of the Allowed Claim (at the address set forth in this Agreement) challenging the setoff, then the Distribution Trustee shall be required to retain the Disputed Claim Reserves on account of the portion of the Allowed Claim setoff to the extent of such challenge pending a resolution of the issues among the parties or an order of the Bankruptcy Court.

5.5  Compensation and Reimbursement for Services Related to Distributions. If the Distribution Trustee employs or contracts with a third-party Disbursing Agent, such Disbursing Agent will receive, without the need for further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Distribution Trustee and will be paid to such Disbursing Agent from funds in the Distribution Trust Expenses Account. To assist in making distributions under the Plan, notwithstanding any other provision of this Agreement, the applicable Trust Accounts (other than the Distribution Trust Expenses Account) may be held in the name of one or more such Disbursing Agents. Any such Disbursing Agent will invest the Cash in the Trust Accounts as directed by the Distribution Trustee, who will direct such Disbursing Agent to invest such Cash only in Permitted Investments; provided, however, that should the Distribution Trustee determine, in its Permitted Discretion, that the administrative costs associated with such investment will exceed the return on such investment, it may direct such Disbursing Agent to not invest such Cash.

5.6  Payments Limited to Trust Accounts. All payments or other distributions to be made by the Distribution Trustee in accordance with the Plan or this Agreement will be made only from the Trust Accounts.

5.7  Insufficient Funds. Provided that the Distribution Trustee has not engaged in fraud, willful misconduct or gross negligence, or breached its fiduciary duties, if the Distribution Trust Assets at any point prove insufficient to pay all Beneficiaries of either the FLYi Priority Claims Trust Account or the Independence Priority Claims Trust Account in full or all Beneficiaries of the FLYi Unsecured Claims Trust Account and the Independence Unsecured Claims Trust Account in accordance with the terms of the Plan, the Distribution Trustee will have no obligation to seek disgorgement from any Beneficiary, but may seek the guidance of the Bankruptcy Court or another court of competent jurisdiction consistent with Section 4.10.2.

ARTICLE 6
BENEFICIARIES

6.1  Rights to Distributions. The right to distributions from the Distribution Trust will not be evidenced by any certificate, security or receipt or in any other form or manner whatsoever, except as maintained on the books and records of the Distribution Trust by the Distribution Trustee. No Beneficiary will have any rights or interests in the Distribution Trust Assets until such time as the Beneficiary’s related Claim becomes an Allowed Claim pursuant to the mechanism for determining Allowed Claims prescribed in the Plan. Except as expressly provided in Section 12.1, rights to distributions under this Agreement may not be assigned, alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

6.2  Exemption From Registration. The parties hereto intend that the rights of the Beneficiaries arising under this Distribution Trust will not be “securities” under applicable laws, but none of the parties hereto represent or warrant that such rights will not be securities or that their issuance under the Plan will be entitled to exemption from registration under applicable securities laws. If such rights constitute securities, the parties hereto intend for the exemptions from registration provided by section 1145 of the Bankruptcy Code and by other applicable law to apply to their issuance under the Plan.

ARTICLE 7
CERTAIN RIGHTS OF THE DISTRIBUTION TRUSTEE

7.1  Causes of Action. Except as otherwise provided in the Plan, including without limitation Section XIII.A.3, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Distribution Trust will retain and may enforce any Causes of Action that the Debtors or the Estates may hold against any person or Entity to the extent not expressly released under the Plan. Without intending to limit the generality of the foregoing, the Distribution Trustee will retain the right to File and pursue any adversary proceedings available to the Debtors.

7.2  Objections to Claims. Subject to its Permitted Discretion, the Distribution Trustee, on behalf of the Distribution Trust, will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. The Distribution Trustee, in its Permitted Discretion, may settle or compromise any Disputed Claim without approval of the Bankruptcy Court in accordance with this Agreement and Section IV.A of the Plan; provided, however, that the Distribution Trustee must seek and obtain Bankruptcy Court approval of the compromise or settlement of any Claim whereby the amount of such compromise or settlement provides the claimant with an Allowed Claim in excess of $1,000,000.

7.3  Establishment of Litigation Trusts. The Distribution Trustee, on behalf of the Distribution Trust, will have the authority to establish, maintain and administer any litigation or similar trusts and related accounts, as the Distribution Trustee determines, in its Permitted Discretion, to be necessary, appropriate or desirable in connection with prosecuting, Filing, reconciling, settling, compromising, resolving, defending, objecting to or litigating to judgment any Claims or Causes of Action.

ARTICLE 8
THIRD PARTY RIGHTS AND LIMITATION OF LIABILITY

8.1  Parties Dealing With the Distribution Trustee. In the absence of actual knowledge to the contrary, any person dealing with the Distribution Trust or the Distribution Trustee will be entitled to rely on the authority of the Distribution Trustee or any of its agents to act in connection with the Distribution Trust Assets. There is no obligation on any person dealing with the Distribution Trustee to inquire into the validity or propriety of any transaction by the Distribution Trustee or any agent of the Distribution Trustee.

8.2  Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, in exercising the rights granted hereunder, the Distribution Trustee will use the same degree of care and skill as an individual of ordinary prudence, discretion and judgment would exercise or use in its own affairs. The Distribution Trustee will not be liable with respect to any action it takes or omits to take in good faith or with the consent, or at the direction, of the Steering Committee. The Distribution Trustee will not be liable for punitive, exemplary, consequential or special damages for a breach of this Agreement under any circumstances or for any other act or omission not constituting fraud, willful misconduct or gross negligence. The Debtors, the Distribution Trust, the Distribution Trustee and their respective directors, officers, employees, agents, professionals and other representatives, acting in such capacity, will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement, this Agreement or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Plan or this Agreement; provided, however, that the foregoing provisions of this Section 8.2 will have no effect on (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan, this Agreement or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any such entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted fraud, willful misconduct or gross negligence.

8.3  Indemnification. The Indemnified Parties will be indemnified by the Distribution Trust from the Distribution Expenses Trust Account (taking into account transfers of Cash thereto as contemplated by Section 3.2.3) for any losses, claims, damages, liabilities or expenses, including reasonable attorneys’ fees, disbursements and related expenses, that the Indemnified Parties may incur or to which the Indemnified Parties may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against one or more of the Indemnified Parties on account of any action or omission by the Distribution Trustee in its capacity as such, including actions or omissions with respect to the Disputed Claims; provided, however, that the Distribution Trust will not be liable to so indemnify any Indemnified Party for any losses, claims, damages, liabilities or expenses, including reasonable attorneys’ fees, disbursements and related expenses, due to any action or omission or by such Indemnified Party constituting fraud, willful misconduct or gross negligence; provided further that (except as provided in the preceding proviso) nothing in this Section 8.3 will be deemed to restrict the Distribution Trustee’s right to receive an indemnity based on any act or omission taken in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Indemnified Parties will be entitled to obtain advances from the Distribution Expenses Trust Account to cover their expenses of defending themselves in any action brought against them as a result of the acts or omissions, actual or alleged, of the Distribution Trustee in its capacity as such. Without limiting the generality or effect of the foregoing, within five Business Days after written request by an Indemnified Party (including the Distribution Trustee) to the Distribution Trustee and the Steering Committee, the Distribution Trustee will, in accordance with such request (but without duplication), from the Distribution Trust Expenses Account (taking into account transfers of Cash thereto as contemplated in Section 3.2.3) (a) pay such expenses on behalf of the Indemnified Party, (b) advance to the Indemnified Party Cash in an amount sufficient to pay such expenses, or (c) reimburse the Indemnified Party for such expenses; provided, however, that the Indemnified Party provides an undertaking to repay the amount so paid, advanced or reimbursed to the Distribution Expenses Trust Account upon the entry of a Final Order finding that such Indemnified Party was not entitled to indemnity under the provisions of this Section 8.3.

ARTICLE 9
SELECTION, REMOVAL AND
COMPENSATION OF THE DISTRIBUTION TRUSTEE

9.1  Initial Distribution Trustee. The initial Distribution Trustee will be ENA Advisors, LLC.

9.2  Term of Service. The Distribution Trustee will serve until (a) termination of the Distribution Trust in accordance with this Agreement or (b) the Distribution Trustee’s resignation or removal.

9.3  Removal of the Distribution Trustee. Any person or Entity serving as the Distribution Trustee may be removed at any time by a Final Order of the Bankruptcy Court. The removal will be effective on the date specified in such Final Order.

9.4  Resignation of the Distribution Trustee. The Distribution Trustee may resign at any time by giving the Bankruptcy Court at least 30 days’ written notice of the Distribution Trustee’s intention to do so. In the event of a resignation, the resigning Distribution Trustee (or the successor Distribution Trustee) will render to the Bankruptcy Court a full and complete accounting of monies and assets received, disbursed and held during the term of office of the resigning Distribution Trustee pursuant to this Agreement. The resignation will be effective on the latest of (a) the date specified in the notice; (b) the date that is 30 days after the date the notice is delivered; (c) the date the accounting described in the preceding sentence is delivered; and (d) the date the successor Distribution Trustee accepts its appointment as such. Notwithstanding the resignation of the Distribution Trustee pursuant to this Section 9.4, the rights of the resigning Distribution Trustee under Sections 8.2 and 8.3 with respect to acts or omissions occurring prior to the effectiveness of such resignation will continue for the benefit of such resigning Distribution Trustee following the effectiveness of such resignation.

9.5  Appointment of Successor Distribution Trustee. Prior to the resignation or removal of the Distribution Trustee, the resigning Distribution Trustee will (a) identify a successor Distribution Trustee to fill the vacancy and (b) request the Bankruptcy Court’s approval of the identity and terms of engagement of such successor Distribution Trustee. Except as otherwise ordered by the Bankruptcy Court, any successor Distribution Trustee so appointed must consent to and accept in writing the terms of this Agreement and agree that the provisions of this Agreement are binding upon and inure to the benefit of the successor Distribution Trustee and all of such successor Distribution Trustee’s heirs and legal and personal representatives, successors or assigns.

9.6  Powers and Duties of Successor Distribution Trustee. A successor Distribution Trustee will have all the rights, powers, privileges and duties of its predecessor.

9.7  Trust Continuance. The resignation or removal of the Distribution Trustee will not terminate the Distribution Trust or revoke any existing agency created pursuant to this Agreement or invalidate any action theretofore taken by the Distribution Trustee.

9.8  Compensation and Costs of Administration. As compensation for its services pursuant to this Agreement, the Distribution Trustee will be entitled to $75,000 per month (pro rated for any partial month based on the number of days services were provided during such month) plus reasonable out-of-pocket expenses until the resignation or removal of the Distribution Trustee or the termination of this Agreement, which fee and expenses will be charged against and paid out of the Distribution Trust Expenses Account on the first business day of the month immediately following the month with respect to which such fee was earned and such expenses were submitted for payment. The Distribution Trustee's compensation for services under this Agreement as set forth in this Section 9.8 shall be subject to review by the Steering Committee after 180 days from the Effective Date. In addition, all reasonable costs, expenses and obligations incurred by the Distribution Trustee in administering the Distribution Trust, in carrying out its other responsibilities under this Agreement or in any manner connected, incidental or related thereto (including the cost of professionals that may, in accordance with this Agreement, be employed by the Distribution Trustee) will be paid, at the direction of the Distribution Trustee, from the Distribution Trust Expenses Account.

ARTICLE 10
MAINTENANCE OF RECORDS; REPORTING

10.1  Books and Records. The Distribution Trustee will maintain books and records containing a description of all property from time to time constituting the Distribution Trust Assets (which assets will be valued consistently for all federal income Tax purposes), taking into account any changes to the Distribution Trust Assets existing immediately prior to the Effective Date, and an accounting of all receipts and disbursements. Such books and records will be open to inspection by any Beneficiary or the Bankruptcy Court at any reasonable time during normal business hours. The fiscal year of the Distribution Trust will be the calendar year.

10.2  Reports to be Filed with the Bankruptcy Court.

10.2.1  Quarterly Reports. Within 45 days after the end of each of the first three calendar quarters of each calendar year, the Distribution Trustee, on behalf of the Distribution Trust, will File a Quarterly Receipts/Disbursements Report with the Bankruptcy Court.

10.2.2  Annual Reports. Within 90 days after the end of each calendar year, the Distribution Trustee, on behalf of the Distribution Trust, will File an Annual Receipts/Disbursements Report with the Bankruptcy Court.

10.2.3  Current Reports. In the event of developments affecting the Distribution Trust in any material respect (as determined by the Distribution Trustee in its Permitted Discretion), the Distribution Trustee, on behalf of the Distribution Trust, will File promptly with the Bankruptcy Court a Current Report.

10.2.4  Reports Available on Request. The Distribution Trustee will furnish or otherwise make available to any then-current Beneficiary, upon written request, a copy of: (a) the most recent Annual Receipts/Disbursements Report; (b) any Quarterly Receipts/Disbursements Report for any period subsequent to the period covered by the most recent Annual Receipts/Disbursements Report (or, if no Annual Receipts/Disbursements Report has yet been Filed, for any period subsequent to the Effective Date); or (c) any Current Report Filed subsequent to the period covered by the most recent Annual Receipts/Disbursements Report (or, if no Annual Receipts/Disbursements Report has yet been Filed, subsequent to the Effective Date).

10.3  Compliance with Federal Securities Laws. The parties hereto do not anticipate that the Distribution Trust will be required to comply with the registration and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended. However, if following the Effective Date, the Distribution Trustee determines, based on the advice of counsel, that the Distribution Trust is required to comply with the registration and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended, then the Distribution Trustee will take any and all actions to comply with such requirements.

10.4  Tax Returns and Payments.

10.4.1  General. The Distribution Trustee will be responsible for filing all foreign, U.S. federal, state and local Tax returns for the Distribution Trust and the Debtors and for the timely preparation and distribution to the Beneficiaries of any necessary foreign, U.S. federal, state or local information returns. Notwithstanding anything to the contrary in this Agreement, the Distribution Trustee will not be obligated to deliver any such information returns to holders of Disputed Claims in their capacity as such.

10.4.2  Pending Payments. The Distribution Trustee will timely file Tax returns for the Trust Accounts as a grantor trust and/or a liquidating trust under Treasury Regulations section 1.671-1(a) and/or Treasury Regulations section 301.7701-4(d) and related regulations with respect to Pending Payments. Pursuant to such provisions, for federal income Tax purposes the Distribution Trustee will allocate to Beneficiaries entitled to receive Pending Payments, their pro rata shares of any income or loss of the Trust Accounts, and such Beneficiaries will be subject to Tax on the Trust Accounts’ taxable income on a current basis.

10.4.3  Trust Accounts Exclusive of Pending Payments. With respect to the Trust Accounts (excluding amounts constituting Pending Payments), the Distribution Trustee will timely (a) file such income Tax and other returns and statements as are required to comply with (i) the applicable provisions of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, including the requirements set forth in Treasury Regulations section 1.468B-9(c), and (ii) any applicable state and local law and the regulations promulgated thereunder, and (b) pay from the applicable Trust Account any Taxes reported as owing on such returns and statements.

ARTICLE 11
DURATION OF THE DISTRIBUTION TRUST

11.1  Duration. The Distribution Trust will become effective upon the Effective Date. Thereupon, the Distribution Trust and its provisions herein will remain and continue in full force and effect until the Distribution Trust is terminated as contemplated in this ARTICLE 11.

11.2  Termination Upon Distribution of All Distribution Trust Assets. The Distribution Trustee will liquidate (including objecting to Claims and determining the proper recipients and amounts of distributions to be made from the Distribution Trust) and distribute the Distribution Trust Assets to the Beneficiaries that are determined to hold Allowed Claims and take such steps as are necessary, appropriate or desirable to close the Bankruptcy Cases. Upon (a) the payment of all costs, expenses and obligations incurred in connection with administering the Distribution Trust; (b) the distribution of all remaining Distribution Trust Assets and/or proceeds therefrom in accordance with the provisions of the Plan, the Confirmation Order and this Agreement; (c) the closure of the Bankruptcy Cases; and (d) the completion of any necessary or appropriate reports, Tax returns or other documentation, the Distribution Trust will terminate and the Distribution Trustee will have no additional responsibility in connection therewith except as may be required to effectuate such termination under relevant law and except as described in Section 11.4.

11.3  Termination After Five Years. If the Distribution Trust has not been previously terminated pursuant to Section 11.2, on the fifth anniversary of the Effective Date, unless otherwise extended by the Bankruptcy Court due to the Distribution Trust’s necessity to complete its claims resolution and liquidating purpose, and provided such extension does not adversely affect the status of the Distribution Trust for federal income Tax or federal securities law purposes, the Distribution Trustee will distribute all of the Distribution Trust Assets to the Beneficiaries in accordance with the Plan and this Agreement. Immediately after (a) the payment of all costs, expenses and obligations incurred in connection with administering the Distribution Trust; (b) the distribution of all remaining Distribution Trust Assets and/or proceeds therefrom in accordance with the provisions of the Plan, the Confirmation Order and this Agreement; (c) the closure of the Bankruptcy Cases; and (d) the completion of any reports, Tax returns or other documentation determined by the Distribution Trustee, in its Permitted Discretion, to be necessary, appropriate or desirable, the Distribution Trust will terminate and the Distribution Trustee will have no further responsibility in connection therewith except as may be required to effectuate such termination under relevant law and except as described in Section 11.4. The Distribution Trustee will have the right to apply to the Bankruptcy Court to extend the term of the Distribution Trust as contemplated above if the Distribution Trustee determines, in its Permitted Discretion, that such extension is necessary to enable the Distribution Trust to complete its resolution and liquidating purpose.

11.4  Other Termination Procedures. The Distribution Trustee will at all times endeavor to liquidate expeditiously the Distribution Trust Assets, and in no event will the Distribution Trustee unduly prolong the duration of the Distribution Trust. On termination of this Distribution Trust, the Distribution Trustee will advise the Bankruptcy Court in writing of the Distribution Trust’s termination. Notwithstanding the foregoing, after the termination of the Distribution Trust, the Distribution Trustee will have the power to exercise all the powers, authorities and discretion herein conferred solely for the purpose of liquidating and winding up the affairs of the Distribution Trust. For a period of five years after the distribution of all of the Distribution Trust Assets, the Distribution Trustee will retain the books, records and files that have been delivered to or created by the Distribution Trustee, at which time the Distribution Trustee may dispose of such books, records and files in any manner that the Distribution Trustee deems appropriate.

11.5  No Reversions. Notwithstanding anything to the contrary in the Plan or this Agreement, in no event will any of the Distribution Trust Assets revert to the Debtors upon termination of the Distribution Trust.

ARTICLE 12
MISCELLANEOUS

12.1  Limitation on Transferability.

12.1.1  No Transfer of Rights to Distributions. Except as otherwise expressly provided in the Plan, it is understood and agreed that the rights to distributions from the Distribution Trust will be non-transferable during the term of this Agreement, except with respect to a transfer by will or under the laws of descent and distribution. Such transfers will not be effective until appropriate written notification and proof thereof is submitted to the Distribution Trustee, and the Distribution Trustee may continue to pay all amounts to or for the benefit of the Beneficiaries until receipt of proper written notification and proof of any such transfer. The Distribution Trustee may rely upon such written proof without the requirement of any further investigation.

12.1.2  No Assignment. Neither the Debtors, on the one hand, nor the Distribution Trustee, on the other hand, may assign this Agreement without the prior written consent of the other.

12.2  Notices. All notices to be given to Beneficiaries may be given by regular mail, electronic transmission or delivered personally, at the addresses appearing on the books kept by the Distribution Trustee. Any notice or other communication which may be or is required to be given, served or sent to the Debtors, the Distribution Trustee, the Steering Committee or United States Trustee will be in writing and will be sent by registered or certified mail, return receipt requested (postage prepaid), transmitted electronically, sent by hand delivery or sent by facsimile (if receipt is confirmed), addressed as follows:

If to the Debtors:	FLYi, Inc. and its Debtor Affiliates Attn: Richard J. Kennedy, Esq. President and General Counsel 45200 Business Court Dulles, VA 20166
With Copies to:	Jones Day Attn: Paul D. Leake 222 East 41st Street New York, New York 10017 Jones Day Attn: Brad B. Erens 77 West Wacker Drive Chicago, Illinois

If to the Distribution Trustee:	ENA Advisors, LLC Attn: Ellen Artist 2523 Aspen Springs Drive Park City, UT 84060

With Copies to:	[To Come]

If to the Steering Committee:	[To Come]

With Copies to:	[To Come]

If to the United States Trustee:	Office of the United States Trustee Attn: Mark S. Kenney, Esq. 844 King Street Room 2207 Lockbox #35 Wilmington, Delaware 19801

or to such other address as may from time to time be provided in a written notice to each party.
12.3  No Bond. Notwithstanding any state law to the contrary, the Distribution Trustee (including any successor) and the Disbursing Agent will be exempt from giving any bond or other security in any jurisdiction.

12.4  Governing Law; Submission to Jurisdiction; Service of Process. This Agreement will be construed in accordance with and governed by the internal substantive law of the State of Delaware regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto. The Bankruptcy Court will have exclusive jurisdiction over any dispute arising out of or in connection with the transactions contemplated by this Agreement. The parties to this Agreement consent to the exclusive jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such dispute in the Bankruptcy Court or that any such dispute brought in the Bankruptcy Court has been brought in an inconvenient forum. This Agreement is subject to any order or act of the Bankruptcy Court applicable hereto. Process may be served on any party anywhere in the world, whether within or without the jurisdiction of any court to which the parties have submitted herein. Without limiting the foregoing, each party to this Agreement agrees that service of process on that party may be made upon the designated Person at the address provided in Section 12.2 and will be deemed to be effective service of process on that party.

12.5  Successors and Assigns. This Agreement will inure to the benefit of and will be binding upon the parties hereto and their respective successors and permitted assigns.

12.6  No Execution. All funds in the Distribution Trust will be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a Beneficiary, and no Beneficiary or any other person can execute upon, garnish or attach the Distribution Trust Assets or the Distribution Trust in any manner or compel payment from the Distribution Trust except by order of the Bankruptcy Court. Payment will be solely governed by the Plan and this Agreement.

12.7  Amendment. This Agreement may be amended only by order of the Bankruptcy Court.

12.8  Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

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CHI-1578198v2 --

IN WITNESS WHEREOF, the parties have executed this Agreement (or are deemed to have so executed this Agreement) as of the day and year first written above.

Debtors: FLYi, Inc. Independence Air, Inc. Atlantic Coast Jet, LLC Atlantic Coast Academy, Inc. IA Sub, Inc. WaKeeney, Inc. Atlantic Coast Airlines, Inc. By: Name: Title:
Distribution Trustee: ENA Advisors, LLC By: Name: Title: